BETTER FOR YOU WELLNESS, INC.

CODE OF BUSINESS CONDUCT, ETHICS AND COMPLIANCE PROGRAM

Adopted July 19, 2022

Upholding a strong sense of ethics and integrity is of the highest importance to Better For You Wellness, Inc. (the "Company") and critical to its success in the business environment. The Company's Code of Business Conduct, Ethics and Compliance Program embodies the Company's commitment to such ethical principles. It sets forth the Company's responsibilities to its shareholders, employees, consultants, customers, lenders, and other stakeholders.  The Company's Code of Business Conduct, Ethics and Compliance Program addresses general business ethical principles, conflicts of interests, special ethical obligations for employees with financial reporting responsibilities,  insider trading laws, reporting of any unlawful or unethical conduct, political contributions, and other relevant  issues.

GENERAL PRINCIPLES

The Company firmly believes that effective business relationships can only be built on mutual trust and fair dealing.  The Company and all its directors, officers, employees, and consultants, to whom the Company's Code of Business Conduct, Ethics and Compliance Program is applicable, will conduct themselves following the standards established  herein.

The Company's Code of Business Conduct, Ethics and Compliance Program outlines the fundamental principles of legal and ethical business conduct that we will seek to have adopted by the Company's Board of Directors. It is not intended to be a comprehensive list addressing all legal or ethical issues which may confront the Company's personnel. Hence, all personnel subject to the Company's Code of Business Conduct, Ethics and Compliance Program must employ sound judgment in applying the principles contained herein. The purpose of the Company's Code of Business Conduct, Ethics is to deter wrongdoing and to promote, among other things, honest and ethical  conduct and to ensure to the greatest possible extent that the Company's business is conducted in a consistently  legal and ethical manner. The Code of Business Conduct, Ethics is intended to cover the requirement of a Code of Ethics for senior financial officers as provided by the SEC's rules with respect to Section 406 of the Sarbanes-Oxley  Act. Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a telephone call to an assigned voicemail box or via email. All concerns and complaints are investigated by the audit committee.

The Company's Code of Business Conduct, Ethics is posted on the Company's website, at ______________. The Company will also disclose any amendment to, or waiver from, a provision of the Code of Business Conduct, Ethics  that applies to a director or officer in accordance with applicable OTCQB and SEC requirements.

CONFLICTS OF INTEREST

Directors, officers, and employees of the Company must make decisions and take actions based on the Company's best interests as a whole and not based on personal relationships or benefits. Generally, a "conflict of interest" is an activity that is inconsistent with or opposed to the Company's best interest or one that gives the appearance of  impropriety. As conflicts of interest can compromise the ethical behavior of Company personnel, they should be avoided.

Employees should avoid any relationship which would create a conflict of interest. Employees must disclose such relationships and conflicts to their immediate supervisors. Conflicts of interest involving those with whom the Company does business should also be disclosed in writing to such third parties. The Board of Directors or an appropriate committee must approve any waivers of conflicts of interest.

Members of the Board of Directors are to disclose any conflicts of interest and potential conflicts of interest to the entire Board of Directors and the committees they serve. Directors are to recuse themselves from participation in any decision of the Board or a committee thereof in any matter in which there is a conflict of interest or potential  conflict of interest.

Set forth below is specific guidance concerning conflicts of interest situations. As it is impossible to list all conflicts of interest situations, it is the individual's responsibility to avoid and adequately address any situation involving a conflict of interest or potential conflict of interest. Company personnel who wish to obtain clarification of the Company's conflicts of interest principles or further guidance concerning the proper handling of any specific  situation should consult their immediate supervisor, the Company's corporate secretary, or the Company's outside  legal counsel.

Interest in Other Businesses: All Company's directors, officers and employees, and their family members must avoid any direct or indirect financial relationship with third parties with whom the  Company has relationships that would involve a conflict of interest or a potential conflict of  interest or compromise the individual's loyalty to the Company. Permission must be obtained from the Company's Chief Executive Officer before any such individual commences employment,  business, or consulting relationship with third parties with whom the Company has relationships.

Outside Directorships: All Company's directors, officers, and employees may serve on the boards of directors of other profit-making organizations so long as those other companies are not directly  competing with the Company. Direct competition does not include being in the same type of resource industry business as the Company. Directors, officers, and employees are not obliged to refer to the Company at every opportunity they may have in the Company's area of the resource  industry.

Individuals who serve as directors of other companies may retain any compensation earned from that outside directorship without accounting for the same to the Company. Individuals may receive compensation (whether in the form of cash, stock, or options) for service on a board of  directors of another business organization if such service is at the request of the Company or in connection with the investment of the Company in such business organization, so long as the  individual discloses the compensation to the Company. All individuals must excuse themselves from any matters about the Company and the business organization of which they are directors.

Proper Payments: All individuals should pay for and receive what is appropriate. Company personnel should not make improper payments to influence another's acts or decisions and should not acquire any improper payments or gifts from others to influence the decisions or actions of the Company's personnel. No individual should give gifts beyond those extended in  normal business circumstances. Company personnel must observe all government restrictions on gifts and entertainment.

Supervisory Relationships: Supervisory relationships with family members present special workplace issues. Accordingly, Company personnel should avoid a direct reporting relationship with a family member. If such a relationship exists or occurs, the individuals involved must report the association to the Board of Directors.

FINANCIAL REPORTING RESPONSIBILITIES

As a public company, the Company's filings with the Securities and Exchange Commission and other relevant regulatory authorities must be accurate and timely. Hence, all Company personnel is obligated to provide information to ensure that the Company's publicly filed documents be complete and accurate. All Company personnel must take this responsibility seriously and provide prompt and precise answers and responses to inquiries  related to the Company's public disclosure requirements.

The Chief Executive Officer and the Chief Financial Officer of the Company have the ultimate responsibility of ensuring the integrity of the filings and disclosure made by the Company as required by the rules and regulations  of the Securities and Exchange Commission and other relevant regulatory authorities. In the performance of their duties relating to the Company's public disclosure obligations, the Chief Executive Officer, the Chief Financial  Officer, and all Company personnel must:

• Act with honesty and integrity

• Provide information that is accurate, complete, objective, fair, and timely

• Comply with rules and regulations of federal, state, and local governments and other relevant public and private regulatory authorities

• Act in good faith with due care, competence, and due diligence

• Respect the confidentiality of information acquired during the performance of one's duties

• Promote ethical and proper behavior in the work environment

• Report to the Chairman of the Audit Committee any conduct that the individual believes to be a violation of the law of the Company's Code of Business Conduct and Ethics.

INSIDER TRADING

The Company's policy prohibits the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information in securities trading. Nonpublic information has not been previously disclosed to the public and is otherwise not available to the public. It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered essential to an investor in making an investment decision regarding the  purchase or sale of the Company's securities. While it may be challenging to determine whether the information is material, there are various categories of information that are particularly sensitive and, as a rule, should always be considered material. In addition, material information may be positive or negative. Examples of such information may include:

• Financial results

• Projections of future earnings or losses

• Major contract awards, cancellations, or write-offs

• Joint ventures with third parties

• Research, exploration, or development milestones

• News of a pending or proposed merger or acquisition

• News of the disposition of material assets

• Impending bankruptcy or financial liquidity problems

• Gain or loss of a substantial customer or supplier

• New product announcements or resource discoveries of a material nature

• Significant pricing changes

• Stock splits

• New equity or debt offerings

• Significant litigation exposure due to actual or threatened litigation

• Changes in senior management

• Capital investment plans

• Changes in dividend policy

Trading on Material Nonpublic Information: With certain limited exceptions, no officer or  director of the Company, no employee of the Company or its subsidiaries and no consultant or  contractor to the Company or any of its subsidiaries, and no members of the immediate family or  household of any such person, shall engage in any transaction involving a purchase or sale of the  Company's securities, including any offer to purchase or offer to sell, during any period  commencing with the date that they possess material nonpublic information concerning the  Company, and ending at the close of business on the second trading day following the date of  public disclosure of that information, or at such time as such nonpublic information is no longer  material. The term "trading day" shall mean a day when national stock exchanges and the NASDAQ National Market are open for trading.

Tipping: No insider shall disclose ("tip") material nonpublic information to any other person (including family members) where such person may use such information to their profit by trading  in the securities of companies to which such information relates, nor shall such insider or related  person make recommendations or express opinions based on material nonpublic information as  to trading in the Company's securities.

Regulation FD (Fair Disclosure) implemented by the Securities and Exchange Commission provides that when the Company, or person acting on its behalf, discloses material nonpublic information  to certain enumerated persons (in general, securities market professionals and holders of the  Company's securities who may well trade based on the data), it must make public disclosure of  that information. Under the regulation, the required public disclosure may be made by filing or furnishing a Form 8-K or by another method or combination of procedures reasonably designed  to effect broad, non-exclusionary distribution of the information. The timing of the required  public disclosure depends on whether the selective disclosure was intentional or unintentional;  for an intentional selective disclosure, the Company must make public disclosures simultaneously;  for a non-intentional disclosure, the Company must make public disclosure promptly.

The Company's policy is that all communications with the press be handled through the Company's Chief Executive Officer or their designee.

Confidentiality of Nonpublic Information: Nonpublic information relating to the Company is the property of the Company, and the unauthorized disclosure of such information is strictly  forbidden.

Applicability of Insider Trading Regulations to Securities of Other Companies: The insider trading guidelines described herein also apply to material nonpublic information relating to other  companies, including the Company's customers, vendors, or suppliers ("business partners"), when  obtaining that information in the course of employment with, or other services performed on  behalf of the Company. All employees and consultants should treat material nonpublic information about the Company's business partners with the same care as is required concerning the information relating directly to the Company.

Duty to Report Inappropriate and Irregular Conduct: All employees and consultants, particularly managers and supervisors, are responsible for maintaining financial integrity within the Company,  consistent with generally accepted accounting principles and federal and state securities laws. Any employee or consultant who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told  of it, must report it to their immediate supervisor and the Company's Audit Committee. Any failure to report appropriate or irregular conduct of others is a severe disciplinary matter. It is against Company policy to retaliate against any individual who reports in good faith the violation  or potential violation of the Company's Code of Business Conduct, Ethics and Compliance Program  of another.

Any further inquiries relating to insider trading laws should be directed to the Company's corporate secretary, Audit Committee Chair, or the Company's outside counsel.

ENVIRONMENTAL AND OPERATIONAL ISSUES

The Company will use reasonable efforts to comply with best practices related to resource and environmental issues. In particular, the Company officials will, where practical, seek guidance from knowledgeable participants and obtain governmental or other regulatory guidelines on the ecological operations to be familiar with and follow  as much as practicable guidelines.

All employees, consultants, and subcontractors of the Company will be given strict instructions always to follow all environmental laws applicable to the operations of the Company. All employees, consultants, and subcontractors will be encouraged to report any violation of such rules to the Chief Executive Officer upon their first opportunity.

POLITICAL CONTRIBUTIONS

No assets of the Company, including the time of Company personnel, the use of Company premises or equipment, and direct or indirect monetary payments, may be contributed to any political candidate, political action committees, political party, or ballot measure without the written permission of the Chief Executive Officer of the  Company.

COMPLIANCE PROGRAM

To implement the principles of the Company's Code of Business Conduct, Ethics and to establish a Compliance Program, the Company has adopted the following policies:

Size of the Board: The Board will periodically review the appropriate size of the Board.

Independent Directors: It is the Company's policy that, where possible, at least five of the directors will be non-employees and non-officers of the Company and will otherwise meet the  appropriate standards of independence. In determining independence, the Board will consider the definition of "independence" under the relevant rules and regulations of the Securities and  Exchange Commission and the stock exchange or market on which the Company's shares are  listed for trading.

Management Directors: The Board anticipates that the Company's Chief Executive Officer will be nominated to serve on the Board every two years. The Board may also nominate other members of management.

Chair; Lead Independent Director: The Board will periodically appoint a Chair. Both independent and management directors, including the Chief Executive Officer, are eligible for appointment as the Chair. The Chair or one of the independent directors (if the Chair is not an independent  director) may be designated by the Board to be the "lead independent director." The lead independent director may periodically help schedule or conduct separate meetings of the  independent directors.

Selection of Board Nominees: The Board will be responsible for selecting candidates for the nomination of all Board members. The Nominating and Corporate Governance Committee, if  constituted, shall recommend candidates for election to the Board.

Board Membership Criteria: The Board's policy encourages the selection of directors who will contribute to the Company's overall corporate goals of responsibility to its shareholders and other  stakeholders.

Independent Directors' Discussions: It is the policy of the Board that the independent directors, under the direction of the lead independent director, may meet separately without management  directors at least once per year to discuss such matters as the independent directors may consider  appropriate. The Company's independent auditors, outside legal counsel, finance staff, legal staff, and other employees may be invited to attend.

Access to Information: The Board encourages the presentation at meetings by managers who can provide additional insight into the discussion of various Company matters. The Company's executive management will afford each Board member full access to the Company's records, information, employees, outside auditors, and outside counsel.

Board Committees: The Board shall have three standing committees: the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. From time to time, the Board may establish additional committees.

Committee Member Selection: The Board will designate the members and Chairs of each committee. The membership of the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee shall meet all applicable criteria of the rules and  regulations of the Securities and Exchange Commission and the stock exchange or market on  which the Company's shares are listed for trading.

Committee Functions: The Board of Directors shall adopt a Committee Charter for each Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance  Committee, which shall provide the structure and guiding principles of such committees. Each committee's full authority and responsibilities are fixed by the resolution of the entire Board of  Directors and the Committee Charter. The following is a summary of the authority of each committee:

o Audit Committee. Review the Company's financial procedures and controls; monitor financial reporting and select and meet with independent auditors. o Compensation Committee. Review and approve compensation arrangements for the Company's executive officers and awards under employee benefit plans, including the Company's stock option plans.

o Nominating and Corporate Governance Committee. Recommend to the full Board candidates for election to the Board and changes to governance policies.

Insider Trading Compliance: The Board of Directors shall adopt an Insider Trading Compliance Program to educate and ensure that all subject persons are fully aware of the rules and  regulations of the Securities and Exchange Commission concerning insider trading. The Company will, within reason, endeavor to make the Company's outside legal counsel available to Company  personnel concerning any insider trading questions or issues.

Financial Reporting; Legal Compliance and Ethics: The Board's governance and oversight functions do not relieve the Company's executive management of its primary responsibility of  preparing financial statements which accurately and fairly present the Company's financial results  and condition, the responsibility of each executive officer to fully comply with applicable legal and regulatory requirements or the responsibility of each executive officer to uphold the ethical  principles adopted by the Company.

Corporate Communications: Management has the primary responsibility to communicate with investors, the press, employees, and other stakeholders on a timely basis and establish policies  for such communication.

Conflict-of-Interest Survey: A Conflict-of-Interest Survey shall be developed and executed by the Board and Company Executives annually.

Access to Outside Counsel: The Company will, within reason, endeavor to provide Company personnel access to the Company's outside legal counsel concerning any matter which may arise  relating to the Company's Code of Business Conduct, Ethics and Compliance Program.